Exhibit 99.02

FEDERAL HOME LOAN BANK OF NEW YORK

AUDIT COMMITTEE CHARTER

Approved by the Board of Directors on March 17, 2016

Effective as of March 17, 2016

I.                               INTRODUCTION

The charter of the Federal Home Loan Bank of New York’s (“Bank”) Audit Committee (“Committee”) has been adopted and approved by the Bank’s Board of Directors (“Board”) and is intended to comply with applicable laws, rules and regulations of the Federal Housing Finance Agency (“FHFA”) and the Securities and Exchange Commission (“SEC”).  The Committee has committed to adopt, to the extent possible, those best practices that pertain to audit committees of public companies and that are relevant to the Bank, taking into account the cooperative structure of the Bank and the congressionally-mandated and regulatory requirements applicable to the Bank.

II.                       PURPOSE OF THE AUDIT COMMITTEE

The purpose of the Committee shall be to assist the Board in fulfilling its oversight responsibility relating to:

•      The integrity of the Bank’s financial statements and financial reporting process and systems of internal accounting and financial controls;

•      The Bank’s compliance with applicable laws and regulations;

•      The Bank’s consistency with the FHFA’s Examination Guidance for Accounting Practices;

•      The establishment, maintenance, and performance of the Internal Audit function;

•      The annual independent audit of the Bank’s financial statements; and

•      The independence, qualifications, and performance of the Bank’s Independent Registered Public Accounting Firm.

It is not the duty of the Committee to plan or conduct audits of the financial statements as these are the responsibilities of the Independent Registered Public Accounting Firm.  It is also not the duty of the Committee to determine that the Bank’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles (“GAAP”) as these are the responsibilities of management.

III.                     AUTHORITY

The responsibility of the Committee is limited to matters upon which the Board of Directors has the authority to make a final determination.  The Committee shall have the authority to establish other rules and operating procedures in order to fulfill its obligations under this charter.

The Committee shall utilize resources to conduct or authorize investigations into any matters within their duties and responsibilities.  This includes retaining, and obtaining advice from, independent counsel, accountants, and other advisers, as it determines necessary to carry out its duties.

The Bank shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the Independent Registered Public Accounting Firm and any counsel, accountants or other advisers retained by the Committee.

At its discretion, the Committee shall have direct access to the Independent Registered Public Accounting Firm, Chief Financial Officer, Chief Audit Officer (“CAO”) and upon request, any other officer or employee of the Bank.  The Committee shall maintain an open and unrestricted communication channel with all Bank personnel, including internal and external auditors.

IV.                   DUTIES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

The Committee’s responsibilities will be discharged through reviews of the internal audit universe, annual internal audit plan, audit reports, and discussions with internal and external auditors and Bank management.

To fulfill its duties and responsibilities the Committee shall:

A.            With Regard to Oversight of Financial Reporting

•      Timely obtain and review reports delivered by the Independent Registered Public Accounting Firm;

•      Review the Bank’s financial statements and the Independent Registered Public Accounting Firm’s opinion rendered with respect to the financial statements, including the nature and extent of any significant changes in accounting principles or the application therein;

•      Review and discuss the annual audited financial statements with management, the internal auditors and the Independent Registered Public Accounting Firm, including the Bank’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to announcement, publication or filing, and obtain explanations from management for any significant variances from the prior periods.  Recommend to the Board that the audited financial statements be included in the Bank’s SEC Form 10-K;

•      Discuss with the Independent Registered Public Accounting Firm the requirements of Statement of Auditing Standards (“SAS”) 114, which supersedes SAS 61, regarding communications with audit committees and SAS 89, pertaining to uncorrected misstatements and the quality of the Bank’s accounting principles and underlying estimates in the financial statements;

•      Review and discuss, with the Independent Registered Public Accounting Firm and management representatives, Bank quarterly financial information provided for the Bank’s SEC Form 10-Q.  The review will include a discussion of any significant changes to the Bank’s accounting principles and standards, significant changes to laws and regulations, and any concerns the Independent Registered Public Accounting Firm may have with management’s accounting methods, estimates and/or financial statement disclosures;

•      Meet periodically with the Bank’s management, Internal Audit staff, and the Independent Registered Public Accounting Firm with respect to any audit report by the Independent Registered Public Accounting Firm to discuss significant accounting and reporting principles, practices and procedures applied by the Bank in preparing its financial statements.  This includes alternative treatments of financial information within GAAP and developments and issues with respect to reserves; and

B.            With Regard to Internal Audit

•      Select, evaluate the performance of, determine the compensation of and, where appropriate, approve the removal of, the CAO.  Approve the Incentive Compensation Plan and awards for the Internal Audit employees;

•      Provide that the CAO report directly to the Committee on substantive matters and be ultimately accountable to the Committee and the Bank’s Board;

•      Provide that the CAO have unrestricted access to the Committee without the need for any prior management knowledge and approval;

•      Meet in executive session with the CAO on a regular basis to discuss any matters that the Committee or CAO believe should be discussed in confidence;

•      Review significant issues arising from Internal Audit that are reported to the Committee by the CAO;

•      Provide an independent, direct channel of communication between the Bank’s Board and the CAO;

•      Discuss with management, Internal Audit staff, and the Independent Registered Public Accounting Firm the Internal Audit function activities, the adequacy, and scope of the Internal Audit plan, budget and staffing and any recommended changes in the planned scope of the Internal Audit function;

•      Assure that the Internal Audit staff is competent and receives adequate training;

•      Review Internal Audit’s compliance with the Institute of Internal Auditors Standards for the Professional Practice of Internal Auditing;

•      Review and approve the Internal Audit annual budget;

•      Review and approve the Internal Audit charter on an annual basis;

•      Review and approve the Internal Audit universe and annual plan;

•      Retain oversight responsibility for any aspects of the internal audit function that are outsourced;

•      Monitor the adequacy and timeliness of Internal Audit’s follow-up to audit and FHFA examination findings; and

•      Evaluate the responsiveness of management to implement corrective action as a result of audit and FHFA findings.

C.            With Regard to the Independent Registered Public Accounting Firm

•      Review with the Independent Registered Public Accounting Firm and approve, prior to the beginning of the audit, the scope of the audit plan and all engagement fees and terms;

•      Make recommendations to the Bank’s Board of Directors regarding the appointment, compensation, renewal or termination of the Independent Registered Public Accounting Firm.  The Independent Registered Public Accounting Firm shall report directly to the Committee;

•      Pre-approve all audit and non-audit services performed by the Bank’s Independent Registered Public Accounting Firm and not engage the Independent Registered Public Accounting Firm to perform the specific non-audit services proscribed by law or regulation.  The Committee may delegate pre-approval authority to a member of the Committee; however, any decisions made by the designated member must be presented to the full Committee at the next scheduled Committee meeting;

•      Require the Independent Registered Public Accounting Firm to rotate the lead audit partner, and the partner responsible for reviewing the audit at least every five years;

•      Resolve any disagreements between management and the Independent Registered Public Accounting Firm regarding financial reporting;

•      Evaluate the performance of the Independent Registered Public Accounting Firm;

•      Provide that the Independent Registered Public Accounting Firm have unrestricted access to the Committee without the need for any prior management knowledge and approval;

•      Provide an independent, direct channel of communication between the Board and the Independent Registered Public Accounting Firm;

•      Establish policies for the hiring of employees or former employees of the Independent Registered Public Accounting Firm;

•      Obtain annually a formal written statement from the Independent Registered Public Accounting Firm regarding their independence for consistency with Independence Standards Board Standard 1; and

•      Obtain and review annually a report by the Independent Registered Public Accounting Firm, describing i) the auditors’ internal quality control procedures, ii) any material issues raised by the auditors’ most recent internal quality control review or by its most recent peer review or raised within the preceding five years by any investigation or inquiry by governmental or professional authorities of an independent audit carried out by the firm and any steps taken to deal with such issues, and (iii) in order to assess the auditor’s independence, all relationships between the Independent Registered Public Accounting Firm and the Bank.

D.            With Regard to Senior Management

•      Direct senior management to establish, implement, and maintain accounting policies and procedures that are in compliance with applicable law, regulation, guidance, and industry standards, including GAAP and other applicable reporting and disclosure standards and to maintain the reliability and integrity of the financial reporting and disclosure practices of the Bank; and

•      Ensure that senior management has established and is maintaining an adequate internal control system in the Bank.

E.             With Regard to Audit Committee Processes

a)             Committee Charter

•      Adopt a formal written Committee Charter.  Annually assess the adequacy of the Committee Charter, and, where appropriate, recommend to the Board amendments to the Committee Charter.

b)             Financial Reporting and Governance

•      Ensure policies are in place that are reasonably designed to achieve disclosure and transparency regarding the Bank’s true financial performance and governance practices.

c)              Internal Control

•      Review on an annual basis the adequacy of internal controls, resolution of identified material weaknesses and reportable conditions including the prevention or detection of management override or compromise of the internal control system and ensure that appropriate corrective actions are instituted;

•      Review the policies established by senior management designed to ensure compliance with applicable laws and regulations and monitor the results of these compliance efforts; and

•      Establish procedures for the receipt, retention, and treatment of complaints received by the Bank regarding accounting principles and practices, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

d)             Committee Report

•      Prepare a written Committee report as required by the applicable rules of the FHFA and SEC to be included in the Bank’s SEC Form 10-K.

e)              Performance Evaluation

•      Conduct a self-evaluation of the Committee’s performance of its responsibilities and provide a report to the Board.

V.                        AUDIT COMMITTEE STRUCTURE

The Committee shall consist of at least five directors of the Board.  The Committee shall include, to the extent practicable, a balance of representatives from Community Financial Institutions and other members and will also include a balance of independent and member directors.

VI.                      TERMS OF SERVICE

Pursuant to FHFA regulations, directors generally serve four-year terms commencing January 1 of the year following election.  As a general rule, directors may serve for up to three full consecutive terms, subject to guidance and regulations issued by the FHFA.  In order to provide continuity and experience, Committee members shall serve staggered terms.

VII.                 MEMBERSHIP REQUIREMENTS

All members of the Committee shall be independent1 as determined in accordance with applicable rules.  Each member shall be financially literate as this qualification is interpreted by the Board in its business judgment, or shall become financially literate within a reasonable period of time after appointment to the Committee.  At least one member must have extensive accounting or related financial management experience as required under FHFA regulation Part 1239.  The Committee will comply with the Sarbanes Oxley Act of 2002 under Section 407 regarding rules for “Disclosure of Audit Committee Financial Expert” for filing periodic reports with the SEC.

The Board shall appoint the members of the Committee annually, and as may be needed from time to time, and one Committee member shall be designated by the Board as, respectively, the Chair and the Vice Chair. The Board may remove any member of the Committee in its discretion at any time.

The only compensation a Committee member may receive from the Bank shall be compensation determined by the Board in compliance with applicable rules.

1              To be considered independent, a director must not have a disqualifying relationship with the Bank or its management that would interfere with the exercise of that director’s independent judgment.  This includes being employed by the Bank in the current year or any of the past five years, receiving any compensation (other than for service as a Board director), or serving as a consultant, advisor, promoter, underwriter, or legal counsel of, or to, the Bank in the past five years.  An immediate family member who is, or has been in any of the past five years, employed by the Bank as an executive officer also disqualifies a Committee member from being independent.

VIII.            AUDIT COMMITTEE MEETINGS

The Committee shall meet in accordance with the meeting schedule that is established annually by the Board, as may be adjusted from time to time and shall keep written minutes and other relevant records of each Committee meeting.  The minutes shall be approved by the Committee and then reviewed and approved by the Board.  The CAO will compile this documentation and shall act as Secretary to the Committee.  Following each of its meetings, the Chairman of the Committee shall report to the Board regarding the activities of the Committee.

The Committee shall meet separately, from time to time, by itself, with management, the Independent Registered Public Accounting Firm, and/or the CAO.